Exhibit 99.1

Gilla Agrees to Acquire E-Liquid Manufacturer

MIAMI, FLORIDA – (March 23, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB:GLLA), a designer, marketer and distributor of electronic cigarettes, vaporizers, e-liquids and related accessories, is pleased to announce it has entered into letter of intent (the “LOI”) to acquire all of the issued and outstanding shares of a Florida based e-liquids manufacturer (the “Target”). The Company is to pay to the vendors $1.5 million in total consideration (the “Purchase Price”) as a combination of cash, stock and a vendor-take-back loan, representing a purchase multiple of approximately 4.0 times earnings before interest, taxes, depreciation and amortization (EBITDA). The Company will maintain the existing management team and operational structure of the Target.

On closing, the Purchase Price will be payable as $600 thousand in cash, $600 thousand in stock and issuance of a $300 thousand non-interest bearing vendor-take-back loan due 18 months from closing. The final Purchase Price is subject to confirmatory due diligence of the Target’s overall business operations prior to closing. The transaction is expected to close on or before May 15, 2015, or such other date as mutually agreed.

This acquisition provides Gilla access to a United States based e-liquid manufacturing platform to provide custom private label e-liquids and flavoring, which will be immediately accretive and provide meaningful operational cash flow to the Company’s overall business. The market for electronic cigarettes and vaporizers has evolved significantly over the past year as more and more e-liquid manufacturing has begun to develop domestically throughout the United States and Europe. Gilla is embracing this opportunity to become a consolidator of the e-liquid manufacturing industry and the Company will continue to pursue acquisitions that add to this initial platform.

Mr. J. Graham Simmonds, Chief Executive Officer, said, “I am very excited to announce this opportunity as it is a result of many months of work by the Gilla management team. We recognized this opportunity to become a consolidator of e-liquid manufacturers and this is the first step on execution of that plan.” He added, “The e-liquid space is a highly fragmented sector of the electronic cigarette market and independent e-liquid manufacturers have shown great interest in our consolidation strategy.”

“This acquisition will be immediately accretive to our existing sales channels which allows us to significantly add to our product development on a far more efficient basis,” said Mr. Danny Yuranyi, President and Chief Operating Officer. He added, “Securing and aligning the management team of the Target was paramount as we believe this will provide tremendous value to Gilla as we continue to expand our business globally. Working together, we will continue to add new business to this initial platform, which will lead to a number of operational synergies and increased profitability.

About The Target
The Target manufactures e-liquids, which is the nicotine based liquid used in an electronic cigarette or vaporizer that is then heated by the atomizer to deliver the sensation, taste and feel of smoking. E-liquids can vary in flavor, consistency, throat hit, and nicotine concentration (and may contain no nicotine at all). The Target manufactures primarily as a white-label service provider and supports a number of well-known brands within the industry.

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes, vaporizers, e-liquids and related accessories. Gilla has a two-pronged business model: white-label solutions, including branding, marketing and sales support; and e-commerce solutions like Charlie’s Club, a members-only online e-cigarette monthly subscription service featuring free hardware and no contracts. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc